Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Startek, Inc.

Greenwood Village, Colorado

We hereby consent to the incorporation by reference in the following Registration Statement of our reports dated March 16, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Startek, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020:

I.	registration on Form S-8 registering an additional 1,550,000 shares of StarTek, Inc. common stock issuable pursuant to the Startek, Inc. amended and restated 2008 Equity Incentive Plan.

/s/ BDO India LLP

BDO India LLP

Mumbai, India

September 24, 2021